Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports Fourth Quarter and Annual Results for 2020
LAKELAND, Fla., March 1, 2021 The coronavirus pandemic was declared a national emergency on March 13, 2020 and continues to be a challenge. It remains a top priority of Publix to serve the communities in which it operates in a way that protects the health and safety of its associates and customers.
Publix’s sales for the three months ended Dec. 26, 2020 were $11.2 billion, a 14.8% increase from $9.8 billion in 2019. Comparable store sales for the three months ended Dec. 26, 2020 increased 13.4%. The company estimates its sales for the three months ended Dec. 26, 2020 increased approximately $850 million or 8.7% due to the impact of the coronavirus pandemic.
Net earnings for the three months ended Dec. 26, 2020 were $1 billion, compared to $789.3 million in 2019, an increase of 29.2%. Earnings per share for the three months ended Dec. 26, 2020 increased to $1.47 per share, up from $1.11 per share in 2019. Excluding the impact of net unrealized gains on equity securities in 2020 and 2019, net earnings for the three months ended Dec. 26, 2020 would have been $918.5 million, compared to $656.6 million in 2019, an increase of 39.9%. Earnings per share would have been $1.32 per share, compared to $0.93 per share in 2019.
Publix’s sales for the fiscal year ended Dec. 26, 2020 were $44.9 billion, a 17.7% increase from $38.1 billion in 2019. Comparable store sales for the fiscal year ended Dec. 26, 2020 increased 16%. The company estimates its sales for the fiscal year ended Dec. 26, 2020 increased approximately $4.6 billion or 12.1% due to the impact of the coronavirus pandemic.
Net earnings for the fiscal year ended Dec. 26, 2020 were $4 billion, compared to $3 billion in 2019, an increase of 32.2%. Earnings per share for the fiscal year ended Dec. 26, 2020 increased to $5.67 per share, up from $4.21 per share in 2019. Excluding the impact of net unrealized gains on equity securities in 2020 and 2019, net earnings for the fiscal year ended Dec. 26, 2020 would have been $3.7 billion, compared to $2.6 billion in 2019, an increase of 41%. Earnings per share would have been $5.27 per share, compared to $3.67 per share in 2019.
These amounts are based on audited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective March 1, 2021, Publix’s stock price increased from $57.95 per share to $60.20 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
“It has been about a year since the start of the pandemic, and our associates’ efforts to serve our customers, communities and each other during this difficult time have been amazing,” said Publix CEO Todd Jones. “Now, by doing our part to administer the COVID-19 vaccine, we are proud to help our communities take the next step to return to normal.”

Non-GAAP Financial Measures
In addition to reporting financial results for the three months and fiscal years ended Dec. 26, 2020 and Dec. 28, 2019 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended Dec. 26, 2020 and Dec. 28, 2019:

	Three Months Ended
	Dec. 26, 2020	Dec. 28, 2019
	(amounts are in millions, except per share amounts)
Net earnings	$1,019.9	789.3
Fair value adjustment, due to net unrealized gain, on equity securities held at end of period	(214.0)	(180.1)
Net gain on sale of equity securities previously recognized through fair value adjustment	78.1	—
Income tax expense (1)	34.5	47.4
Net earnings excluding impact of fair value adjustment	$918.5	656.6
Weighted average shares outstanding	693.7	709.0
Earnings per share excluding impact of fair value adjustment	$1.32	0.93
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the fiscal years ended Dec. 26, 2020 and Dec. 28, 2019:

	Fiscal Years Ended
	Dec. 26, 2020	Dec. 28, 2019
	(amounts are in millions, except per share amounts)
Net earnings	$3,971.8	3,005.4
Fair value adjustment, due to net unrealized gain, on equity securities held at end of year	(554.6)	(472.5)
Net gain (loss) on sale of equity securities previously recognized through fair value adjustment	175.6	(50.2)
Income tax expense (1)	96.4	132.9
Net earnings excluding impact of fair value adjustment	$3,689.2	2,615.6
Weighted average shares outstanding	700.6	713.5
Earnings per share excluding impact of fair value adjustment	$5.27	3.67
(1) Income tax expense is based on the company’s combined federal and state statutory income tax rates.
    Publix, the largest employee-owned company in the U.S. with more than 225,000 associates, currently operates 1,266 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. Publix is privately owned with 2020 sales of $44.9 billion. For 23 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###